EXHIBIT 99.1

For further information:
David B. Ramaker, CEO
Lori A. Gwizdala, CFO
989-839-5350

Chemical Financial Corporation Files Shelf Registration Statement

MIDLAND, MI - Chemical Financial Corporation (NASDAQ: CHFC) (the "Company"), a financial holding company headquartered in Midland, Michigan and parent company of Chemical Bank, announced today that it has filed a universal shelf registration statement on Form S-3 with the Securities and Exchange Commission (the "SEC"). The shelf registration statement is designed to provide the Company with greater flexibility to raise additional capital and take advantage of business opportunities if and when such opportunities arise, subject to market conditions and the capital requirements of the Company.

If and when the shelf registration statement is declared effective, it will permit the Company, from time to time, to offer and sell up to $100 million of common stock, preferred stock, debt securities, depositary shares, warrants, purchase contracts, units comprised of any such securities, or any combination thereof in one or more future public offerings. The actual amount and type of securities and the terms of those securities will be determined at the time of sale, if such sale occurs. At the present time, the Company has no specific use of proceeds or plans to offer any of the securities covered by the registration statement.

A registration statement relating to the securities listed in the shelf registration statement has been filed with the SEC, but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Chemical Financial Corporation

Chemical Financial Corporation is the second largest banking company headquartered and operating branch offices in Michigan. The Corporation operates through a single subsidiary bank, Chemical Bank, with 156 banking offices spread over 38 counties in the lower peninsula of Michigan. At March 31, 2013, the Corporation had total assets of $6.0 billion. Chemical Financial Corporation's common stock trades on The NASDAQ Stock Market under the symbol CHFC and is one of the issues comprising The NASDAQ Global Select Market. More information about the Corporation is available by visiting the investor relations section of its website at www.chemicalbankmi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain forward-looking statements that involve risks and uncertainties, including statements regarding the sale of securities under the shelf registration statement. Such statements are only predictions. Actual results could differ materially from these statements and the Company may be unable to complete any sale of securities under the shelf registration statement due to a number of factors. These factors include unfavorable market conditions and other risk factors that are more fully discussed in the shelf registration statement and in the Company's periodic reports and other filings with the SEC.